AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999

                                          REGISTRATION NO. 333-
============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         __________________________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         __________________________

                            THESTREET.COM, INC.
           (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                              06-15150824
(State or Other Jurisdiction of              (I.R.S. Employer
Incorporation or Organization)               Identification No.)
                         __________________________

                             TWO RECTOR STREET
                          NEW YORK, NEW YORK 10006
            (Address of Principal Executive Offices) (Zip Code)
                         __________________________

               AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN
                          (Full Title of the Plan)
                         __________________________

                          MICHAEL S. ZUCKERT, ESQ.
                            THESTREET.COM, INC.
               VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             TWO RECTOR STREET
                          NEW YORK, NEW YORK 10006
                               (212) 271-4004
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
                            ___________________

                                 COPIES TO:

                         DAVID J. GOLDSCHMIDT, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022
                               (212) 735-3000
                         __________________________











                     CALCULATION OF REGISTRATION FEE


                                                    Proposed Maximum    Proposed Maximum
       Title of                   Amount to be       Offering Price         Aggregate          Amount of
Securities to be Registered       Registered(1)       Per Share(2)      Offering Price(2)   Registration Fee
------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share.....................      272,121             $0.03               $8,163.63             $2.27
    Underlying outstanding          1,001,682             $0.15             $150,252.30            $41.77
options granted or issued and          16,667             $2.10              $35,000.70             $9.73
outstanding as a result of the      1,037,018             $3.00           $3,111,054.00           $864.87
exercise of options granted under      13,333             $9.00             $119,997.00            $33.36
the Amended and Restated               37,000            $12.00             $444,000.00           $123.43
1998 Stock Incentive Plan             268,682            $16.15           $4,339,214.30         $1,206.30
                                        2,000            $17.25              $34,500.00             $9.59
                                        3,400            $17.63              $59,942.00            $16.66
                                        2,500            $17.75              $44,375.00            $12.34
                                       13,500            $17.97             $242,595.00            $67.44
                                       53,350            $18.00             $960,300.00           $266.96
                                        9,400            $18.13             $170,422.00            $47.38
                                        5,400            $18.19              $98,226.00            $27.31
                                       14,600            $18.31             $267,326.00            $74.32
                                       12,000            $18.50             $222,000.00            $61.72
                                       15,000            $18.56             $278,400.00            $77.40
                                       21,200            $18.63             $394,956.00           $109.80
                                        2,600            $18.88              $49,088.00            $13.65
                                        7,000            $19.13             $133,910.00            $37.23
                                       15,950            $19.19             $306,080.50            $85.09
                                        5,500            $19.25             $105,875.00            $29.43
                                       14,000            $19.31             $270,340.00            $75.15
                                        5,300            $19.38             $102,714.00            $28.55
                                       11,900            $19.75             $235,025.00            $65.34
                                        1,000            $19.94              $19,940.00             $5.54
                                      261,600            $20.06           $5,247,696.00         $1,458.86
                                        1,200            $20.13              $24,156.00             $6.72
                                       15,666            $20.44             $320,213.04            $89.02
                                       16,000            $20.63             $330,080.00            $91.76
                                        8,000            $21.88             $175,040.00            $48.66
                                        4,100            $22.13              $90,733.00            $25.22
                                        5,000            $25.50             $127,500.00            $35.45
                                        2,000            $25.69              $51,380.00            $14.28
                                       45,000            $25.81           $1,161,450.00           $322.88
                                        6,400            $26.13             $167,232.00            $46.49
                                        4,200            $26.75             $112,350.00            $31.23
                                        4,800            $27.25             $130,800.00            $36.36
                                       15,200            $30.00             $456,000.00           $126.77
                                        3,400            $31.00             $105,400.00            $29.30
                                        3,700            $31.19             $115,403.00            $32.08
                                       12,000            $31.75             $381,000.00           $105.92
                                       17,300            $33.94             $587,162.00           $163.23
                                       30,000            $34.63           $1,038,900.00           $288.81
                                        2,866            $35.50             $101,743.00            $28.28
                                                                                               -----------
                                                                                                $6,373.97

============================================================================================================
 Common Stock, par value $.01 per
 share.............................  739,634            $20.437         $15,115,900.06          $4,202.22
   Subject to future grants under
the Amended and Restated 1998 Stock
Incentive Plan
============================================================================================================
                                                                                     TOTAL:    $10,576.19
                                                                                               =============

 (1) This registration statement (this "Registration Statement") covers shares of common stock, par value $.01 per share (the "Common Stock") of the Registrant consisting of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Amended and Restated 1998 Stock Incentive Plan (the "Plan").
 (2) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) under the Securities Act of 1933 as follows: (i) in the case of shares of common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of common stock for which options have not yet been granted, and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of common stock as quoted on The Nasdaq National Market on November 3, 1999 (within 5 business days prior to filing this Registration Statement).

                                   PART I

                              EXPLANATORY NOTE

      This Registration Statement registers shares, par value $0.01 per share, of Common Stock of TheStreet.com, Inc., that were issued and sold or may be issued and sold under TheStreet.com's Amended and Restated 1998 Stock Incentive Plan (the "Plan").

      This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the Common Stock issued pursuant to the Plan. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 does not need to be filed with the Securities and Exchange Commission.

                             REOFFER PROSPECTUS
                       134,439 SHARES OF COMMON STOCK

                            THESTREET.COM, INC.
                            ___________________

      The shares of common stock, $0.01 par value per share (the "shares"), of TheStreet.com, Inc. covered by this reoffer prospectus, may be offered and sold to the public by certain shareholders of TheStreet.com (collectively, the "Selling Securityholders"). The Selling Securityholders have acquired the shares through their exercise of stock options granted to them under TheStreet.com's Amended and Restated 1998 Stock Incentive Plan ("the Plan").

      Our common stock is quoted on the Nasdaq National Market under the symbol "TSCM." On November 3, 1999, the closing price of a share of our
 common stock on the Nasdaq National Market was $20.5 per share.   The
 Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq National Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The shares are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under the prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Securityholders to the public without restriction. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. TheStreet.com will not receive any proceeds from the sale of the shares by the Selling Securityholders.

                            ____________________

      This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 8.

                            ____________________

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ____________________

          The date of this reoffer prospectus is November 5, 1999

                            ____________________


                             TABLE OF CONTENTS

                                                                       Page

 Additional Information  . . . . . . . . . . . . . . . . . . . . . . .   5
 Incorporation of Certain Documents by Reference . . . . . . . . . . .   6
 The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
 Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
 Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . .   18
 Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .     19
 Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
 Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

                               ______________

      You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.


                           ADDITIONAL INFORMATION

      TheStreet.com has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to TheStreet.com and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

      TheStreet.com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, including exhibits, and the reports and other information filed by TheStreet.com can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, l3th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. TheStreet.com shares are quoted on the Nasdaq National Market under the symbol "TSCM."

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following information filed with the Commission is incorporated by reference herein: TheStreet.com's Registration Statement on Form S-1 (File No. 333-72799) filed with the Commission on February 23, 1999, including any amendment or report thereto subsequently filed by TheStreet.com for the purpose of updating that registration statement pursuant to the Securities Act.

      All documents filed by TheStreet.com pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to and subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      TheStreet.com will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to SEAN MCLAUGHLIN at TheStreet.com, Inc., Two Rector Street, New York, New York 10006. TheStreet.com's telephone number is (202) 271-4004 and its Web site is located at www.thestreet.com. Information on the Web site is not incorporated by reference into this reoffer prospectus.

                                THE COMPANY

      TheStreet.com is a leading web-based provider of original, timely, comprehensive and trustworthy financial news, commentary and information aimed at helping readers make informed investment decisions. TheStreet.com combines the most important qualities of traditional print journalism--accuracy, intelligence, fairness and wit--with the web's advantages as a financial news medium--timeliness, interactivity and global distribution. With a staff of approximately 80 professional reporters and editors, together with two dozen outside contributors, we update our site with approximately 50 original stories throughout each business day and with many additional features on weekends. Trained at the nation's leading financial news organizations, our journalists produce quality news coverage and in-depth analysis in a real-time, interactive medium ideally suited to the needs of today's investors. We have developed a community of loyal readers who turn to TheStreet.com for their financial and investing news and information needs. During 1998, our subscriber base grew more than 380% to approximately 32,000 at the end of the year; as of September 30, 1999, we had over 94,000 subscribers. We derive our revenues primarily from sales of subscriptions to our web site and from sales of advertising targeted to our desirable reader demographic.

      In recent years, individuals have been taking greater control of their investments. The web has facilitated this behavioral shift by providing investors with easy access to information that was once generally available only to investment professionals. According to International Data Corporation, an independent market research firm, the number of online brokerage accounts in the United States is expected to grow from 3.5 million at the end of 1997 to 24 million at the end of 2002, with online brokers expected to manage over $1.5 trillion in assets by the end of 2002. Increasingly, this growing group of self-directed investors is seeking timely, comprehensive and trustworthy financial news and information that can help them make informed investing decisions.

      At TheStreet.com, we aim to meet the increasing demands of today's investors by providing a broad range of original financial news and in-depth analysis through a real-time, interactive medium. Our objective is to establish TheStreet.com as the leading and most comprehensive financial news and information destination for investors. We aim to further develop a community of loyal readers in order to build our subscription base and attract advertisers. Our strategy includes the following key elements:

      o expand our web site as a comprehensive financial news and information destination;
      o leverage our content to maximize revenue across a diverse customer base;
      o    capitalize on reader demographics desirable to advertisers;
      o    leverage strategic partnerships; and
      o    build brand awareness of TheStreet.com and our writers.

      Our principal executive offices are located at Two Rector Street, 14th Floor, New York, New York 10006. Our telephone number at that location is
 (800) 562-9571. Our web site is www.thestreet.com. The information contained on our web site is not incorporated by reference into this reoffer prospectus.

                                RISK FACTORS

 RISK FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

      You should carefully consider the following risks before making an investment decision. If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected.

 WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE LOSSES WILL CONTINUE

      As of September 30, 1999, we had an accumulated deficit of $35.5 million. We have not achieved profitability and expect to continue to incur net losses in 1999 and subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

 IF WE ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED EDITORIAL STAFF AND OUTSIDE CONTRIBUTORS, OUR BUSINESS COULD BE HARMED

      Our future success depends substantially upon the continued efforts of our editorial staff and outside contributors to produce original, timely, comprehensive and trustworthy content. Only a few of our editors and writers are bound by employment agreements. Competition for financial journalists is intense, and we may not be able to retain existing or attract additional highly qualified editors and writers in the future. If we lose the services of a significant number of our editorial staff and outside contributors or are unable to continue to attract additional writers with appropriate qualifications, our business, results of operations and financial condition could be materially adversely affected.

      In addition, we believe that some of our writers, including Mr. James
 J. Cramer and Mr. Herb Greenberg, have a large and loyal following among our readers. Mr. Cramer has an employment agreement with us that terminates in February 2003. Mr. Greenberg has an employment agreement with us that terminates in March 2001. If we lose the services of prominent members of our editorial staff, including Mr. Greenberg, or popular outside contributors, including Mr. Cramer, a significant number of our subscribers may not renew their subscriptions or the number of our readers may decrease. A significant reduction in the number of our subscribers or readers could materially adversely affect our business, results of operations and financial condition.

 POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT

      Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control.

      We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in our industry.

      We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of future operating results. In some future quarters our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our common stock may fall.


 OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

      We commenced operations in June 1996 and launched our web site in November 1996. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based financial news and information companies.

 OUR FUTURE SUCCESS DEPENDS ON MAINTAINING AND INCREASING OUR SUBSCRIBER
 BASE

      Our future success is highly dependent on an increase in the number of readers who are willing to subscribe to online financial news and information publications. The number of Internet users willing to pay for online financial news and information may not continue to increase. If the market for subscription-based online financial news and information publications develops more slowly than we expect, our business, results of operations and financial condition could be materially adversely affected. Further, we presently offer a portion of our content for free. We have recently increased the free portion of our content to increase traffic. However, this change may reduce the number of our new or renewing subscribers, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, during the fourth quarter of 1998, we began to participate in a program where our readers can receive annual subscriptions to our site by redeeming frequent flyer miles through a third-party service. Additional readers may not subscribe through this program. Further, while we do not expect that these subscribers will renew their subscriptions at a rate consistent with the renewal rate of our general subscriber base, it is possible that the actual renewal rate of these subscribers may be significantly lower than our expectations, which could materially adversely affect our rate of subscriber growth.

      We plan to develop specialized, higher-priced products for both retail investors and financial professionals. This tiered-pricing strategy is dependent on our ability to develop or acquire content or services for which subscribers are willing to pay an additional fee. If we are unable to develop tiered-price products or if these products cannot command a higher price, this will limit our ability to develop this new source of revenue.

 WE DEPEND ON OUR TOP ADVERTISERS FOR A SIGNIFICANT PORTION OF OUR ADVERTISING REVENUES, AND THE LOSS OF ONE OR MORE OF OUR TOP ADVERTISERS MAY HARM OUR BUSINESS

      In 1998, our top advertiser accounted for approximately 40%, and our top five advertisers accounted for approximately 65%, of our total advertising revenues. For the nine months ended September 30, 1999, our top five advertisers accounted for approximately 46% of our total advertising revenues. Our business, results of operations and financial condition could be materially adversely affected by the loss of one or more of our top advertisers, and such a loss could be concentrated in a single quarter. Further, if we do not continue to increase our revenue from financial services advertisers or attract advertisers from non-financial industries, our business, results of operations and financial condition could be materially adversely affected. We believe that we charge advertising rates that are among the highest of financial web sites. However, there can be no assurance that we will be able to command premium rates in the future. Further, as we increase the free portion of our site, which may command lower advertising rates than our premium sections, current advertisers may seek to switch to these less expensive areas. As is typical in the advertising industry, our advertising contracts have cancellation provisions.

 WE DEPEND ON THE SUCCESS OF OUR JOINT NEWSROOM WITH THE NEW YORK TIMES COMPANY FOR THE EXPANSION OF OUR FREE CONTENT AND OUR ABILITY TO INCREASE TRAFFIC AND THE NUMBER OF UNIQUE VISITORS TO OUR SITE

      In the fourth quarter of 1999, we expect our joint newsroom with the New York Times to begin operations, adding to the coverage produced by our own newsroom. TheStreet.com and The New York Times on the Web will simultaneously publish news stories from the joint newsroom, and the stories will be accessible without charge on both sites. This expanded free content available at our site is intended to increase the traffic and number of unique visitors to our site, but this may not occur.

 OUR INTERNATIONAL EXPANSION INCREASES EXPENSES AND MAY CREATE COMPLIANCE AND OPERATIONAL DIFFICULTIES

      We are expanding our business into international markets. TheStreet.co.uk, a site intended for investors in the United Kingdom and majority owned by TheStreet.com, is currently planned for launch in 2000. However, there can be no assurance that this site will launch in a timely fashion or operate successfully, and delays or operational difficulties could adversely affect our business, results of operations and financial condition. The success of TheStreet.co.uk depends on its ability to find and retain key personnel, attract advertisers; paid subscribers, and strategic partners; prevent system failures; manage growth; successfully compete with other well-financed news organizations; and continue to finance ongoing operations.

      As we expand internationally, we will continue to incur significant additional costs that will result in additional losses. Also, we will continue to encounter many of the risks associated with international business expansion, generally. These risks include, but are not limited to, language barriers, changes in currency exchange rates, political and economic instability, difficulties with regulatory compliance and difficulties with enforcing contracts and other legal obligations.

 INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

      An increasing number of financial news and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies, including:

      o online services or web sites focused on business, finance and investing, such as CBS MarketWatch.com, The Wall Street Journal Interactive Edition, DowJones.com, CNBC.com, Microsoft MoneyCentral Investor, and The Motley Fool;

      o publishers and distributors of traditional media, including print, radio and television, such as The Wall Street Journal, Barrons, Fortune, Bloomberg Business Radio and CNBC;

      o providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge News Service;

      o         web "portal" companies, such as Yahoo! and America Online; and

      o online brokerage firms, many of which provide financial and investment news and information, such as Charles Schwab and E*TRADE

      Our ability to compete depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

      Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies (including offering their financial news for free) and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for advertisers, readers, staff or outside contributors, which could materially adversely affect our business, results of operations and financial condition. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

      We also compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or our web site to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web site.

 A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES COULD DECREASE OUR SUBSCRIBER AND READER BASE, WHICH MAY HARM OUR BUSINESS

      We depend on establishing and maintaining subscription distribution relationships with financial services firms and content syndication relationships with high-traffic web sites for a significant portion of our subscriber and reader base. There is intense competition for relationships with these firms and placement on these sites, and we may have to pay significant fees to establish additional content syndication relationships or maintain existing relationships in the future. We may be unable to enter into or successfully renew relationships with these firms or sites on commercially reasonable terms or at all. These relationships may not attract significant numbers of subscribers or readers.

      Many companies that we may approach for a strategic relationship or who already have strategic relationships with us also provide financial news and information from other sources. As a result, these companies may be reluctant to enter into or maintain strategic relationships with us. Our business, results of operations and financial condition could be materially adversely affected if we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of subscribers or readers of our web site.

 FAILURE TO RETAIN AND INTEGRATE OUR ADVERTISING SALES FORCE COULD RESULT IN LOWER ADVERTISING REVENUES

      We depend on our internal advertising sales department to maintain and increase our advertising sales. As of September 30, 1999, our advertising sales department consisted of 11 employees. The success of our advertising sales department is subject to a number of risks, including the competition we face from other companies in hiring and retaining sales personnel and the length of time it takes new sales personnel to become productive. Our business, results of operations and financial condition could be materially adversely affected if we do not maintain an effective advertising sales department.

 WE MAY BE UNABLE TO MANAGE OUR GROWTH, WHICH MAY HARM OUR BUSINESS

      We have experienced rapid growth in our operations. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our managerial controls and procedures and operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce, in particular our editorial, advertising sales and business development staff. As of September 30, 1999, we had a total of 202 employees, as compared to 100 employees as of December 31, 1998 and 33 employees as of December 31, 1997. We expect that the number of our employees will continue to increase for the foreseeable future. We will need to integrate these employees into our workforce successfully. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our services. We intend to move our headquarters into a larger facility before the end of this year. Such a move could cause disruptions to our publishing and business systems and operations. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

 WE MAY BE UNABLE TO GROW THROUGH ACQUISITIONS AND INTEGRATE FUTURE ACQUISITIONS INTO OUR BUSINESS

      We intend to pursue a growth strategy involving acquisitions of other companies. However, we may be unable to successfully pursue and complete these acquisitions in a timely and cost-effective manner. Further, the pursuit and integration of acquisitions will require substantial attention from our senior management, which will limit the amount of time these individuals will have available to devote to our existing operations. There can be no assurance that we can successfully integrate these acquisitions into our business or implement our plans without delay or substantial cost. In addition, future acquisitions by us could result in the incurrence of debt and contingent liabilities, which could have a material adverse effect upon our financial condition and results of operations. Any failure or any inability to effectively manage and integrate growth may have a material adverse effect on our financial condition and results of operations.

 OUR FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICES OF OUR KEY MANAGEMENT PERSONNEL

      Our future success depends upon the continued service of certain key management personnel. The loss of one or more of our key management personnel could materially adversely affect our business, results of operations and financial condition. A few of our employees have entered into non-competition agreements with us. However, other employees may leave us and work for our competitors or start their own competing business. Our ability to develop and maintain both our site and our corporate computer network is dependent on our ability to recruit and retain technology personnel. Competition for skilled technology personnel is intense, and we may not be able to retain existing or attract additional technology personnel.

 UNEXPECTED INCREASES IN TRAFFIC MAY STRAIN OUR SYSTEMS

      In the past, we have experienced significant spikes in traffic on our web site when there have been important financial news events. In addition, the number of our readers has continued to increase over time and we are seeking to increase our reader base further. Accordingly, our web site must accommodate a high volume of traffic, often at unexpected times. Our web site has in the past, and may in the future, experience slower response times than usual or other problems for a variety of reasons. These occurrences could cause our readers to perceive our web site as not functioning properly and, therefore, cause them to use other methods to obtain their financial news and information. In such a case, our business, results of operations and financial condition could be materially adversely affected.

 WE FACE A RISK OF SYSTEM FAILURE THAT MAY RESULT IN REDUCED TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

      Our ability to provide timely information and continuous news updates depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a third-party system. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Although we do not have a formal disaster recovery plan, we are in the process of developing one. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with our advertisers. In February 1999, we entered into a one-year Internet-hosting agreement with Exodus Communications, Inc. to maintain all of our production servers at Exodus' New Jersey data center. Our operations depend on Exodus' ability to protect its and our systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. Although Exodus provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week, Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. Any disruption in the Internet access to our web site provided by Exodus could materially adversely affect our business, results of operations and financial condition. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.


 DIFFICULTIES ASSOCIATED WITH OUR BRAND DEVELOPMENT MAY HARM OUR ABILITY TO ATTRACT SUBSCRIBERS AND READERS

      We believe that maintaining and growing awareness about the TheStreet.com brand is an important aspect of our efforts to continue to attract subscribers and readers. The importance of brand recognition will increase in the future because of the growing number of web sites providing financial news and information. We cannot assure you that our efforts to build brand awareness will be successful.


 FAILURE TO MAINTAIN OUR REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF OUR READERS, WHICH MAY HARM OUR BUSINESS

      It is very important that we maintain our reputation as a trustworthy news organization. The occurrence of events, including our misreporting a news story or the non-disclosure of stock ownership by one or more of our writers in breach of our compliance policy, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

 POTENTIAL LIABILITY FOR INFORMATION DISPLAYED ON OUR WEB SITE MAY REQUIRE US TO DEFEND AGAINST LEGAL CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

      We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our web site through links to other web sites. Our insurance may not adequately protect us against these claims.

 YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS

      Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. Accordingly, our customers, potential customers, vendors and strategic partners may need to upgrade their computer systems and software products to comply with applicable "Year 2000" requirements. Because we and our subscribers and readers are dependent, to a very substantial degree, upon the proper functioning of our and their computer systems, a failure of our or their computer systems to correctly recognize dates beyond December 31, 1999, could materially disrupt our operations or the ability of our subscribers and readers to access our web site, which could materially adversely affect our business, results of operations and financial condition.

 FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

      To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered our trademarks in the United States and we have pending U.S. and foreign applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

 WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

      Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

 DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITE COULD HARM OUR BUSINESS

      We intend to introduce additional and enhanced services in order to retain our current readers and attract new readers. If we introduce a service that is not favorably received, our current readers may choose a competitive service over ours or fail to renew their subscriptions. We may also experience difficulties that could delay or prevent us from introducing new services. These difficulties may include the loss of, or inability to obtain or maintain, third-party technology license agreements. Furthermore, the new services we may introduce could contain errors that are discovered after these services are introduced. In these cases, we may need to significantly modify the design or implementation of such services on our web site to correct these errors. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by our readers.

 OUR ABILITY TO MAINTAIN AND INCREASE OUR READER BASE DEPENDS ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE WEB

      The web-based information market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:

      o         inadequate network infrastructure;

      o         security concerns;

      o         inconsistent quality of service; and

      o unavailability of cost-effective, high-speed access to the Internet.

      Our readers depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our readers to perceive the web in general or our web site in particular as an unreliable medium and, therefore, cause them to use other media to obtain their financial news and information. We also depend on a number of information providers to deliver information and data feeds to us on a timely basis. Our web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could materially adversely affect our business, results of operations and financial condition.

 A GENERAL DECLINE IN ONLINE ADVERTISING OR OUR INABILITY TO ADAPT TO TRENDS IN ONLINE ADVERTISING COULD HARM OUR ADVERTISING REVENUES

      No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. If standards develop and we are unable to meet these standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected. Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. We cannot assure you that we will be successful under alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues.

      We compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the web in general or our web site in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to online advertising or to advertising on our web site.

 GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE OUR READER BASE

      Existing domestic and international laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws, could decrease the growth in the use of the web, decrease the demand for our web site or otherwise materially adversely affect our business.

 CONCERNS ABOUT WEB SECURITY COULD REDUCE OUR ADVERTISING REVENUES, DECREASE OUR READER BASE AND INCREASE OUR WEB SECURITY EXPENDITURES

      Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription, executing stock trades or purchasing goods or services. Because many of our advertisers seek to advertise on our web site to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches.

 SHARES ELIGIBLE FOR PUBLIC SALE AFTER OUR INITIAL PUBLIC OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

      As of September 30, 1999, there were outstanding 24,522,410 shares of our common stock. Of these shares, the shares sold in our initial public offering are freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities," subject to the volume limitations and other conditions of Rule 144 under the Securities Act.

      Our directors, executive officers, and substantially all of our current stockholders and optionholders have agreed, subject to limited exceptions, that during the period between May 10, 1999 through and including November 6, 1999, that they will not, without the prior written consent of Goldman, Sachs & Co., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of common stock. After the first anniversary of our initial public offering, some holders of common stock will have the right to request the registration of their shares under the Securities Act. Upon the effectiveness of that registration statement, all shares covered by that registration statement will be freely transferable.

      We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will materially adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

 CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

      As of September 30, 1999, our officers, directors and greater-than-five- percent stockholders (and their affiliates), in the aggregate, beneficially own approximately 55% of the outstanding common stock. As a result, these persons, acting together, have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

   VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS

      The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the price at which they bought them.

      In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.

 ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL

      Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

 WE DO NOT INTEND TO PAY DIVIDENDS

      We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

                              USE OF PROCEEDS

      TheStreet.com will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling
 Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                           SELLING SECURITYHOLDERS

      This reoffer prospectus relates to shares of Common Stock which have been acquired by the Selling Securityholders of the Company through their exercise of stock options granted to them under the Plan. In addition, this reoffer prospectus covers and may be used by unnamed non-affiliate Selling Securityholders who individually hold less than 1,000 shares of common stock (833 shares in the aggregate) issued under the Plan.

      The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of TheStreet.com.

 Name of Selling Securityholder     Number of Shares to be offered hereby
-------------------------------------------------------------------------
 Brendon Amyot                                                 30,303
 Alex Berenson                                                  7,500
 David Black                                                    5,000
 John Edwards                                                   2,167
 Jesse Eisinger                                                 1,667
 Lee Greenhouse                                                 1,667
 Gail Griffin                                                  10,000
 Suzanne Kapner                                                 5,333
 Dawn Kikel                                                    60,303
 John A. McCreight, CMC                                         1,333
 Erle Norton                                                    8,333
 Un-named non-affiliate of the Company                            833
 Total                                                        134,439


                            PLAN OF DISTRIBUTION

      Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Securityholders in one or more transactions on the Nasdaq National Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

      In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

      In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock, including the shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

      There can be no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

      TheStreet.com will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the selling Securityholders.

      TheStreet.com has notified certain Selling Securityholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.


                               LEGAL MATTERS

      The validity of the shares being offered hereby has been passed upon for TheStreet.com by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

      The financial statements of TheStreet.com, which are incorporated by reference in this reoffer prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in auditing and accounting.

                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement as of their respective dates:

      (a) The Registrant's final prospectus filed on May 11, 1999 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the "Securities Act").

      (b)  The Registrant's Form 8-A filed on April 14, 1999 pursuant to
           Section 12(g) of the Exchange Act.

      (c) The description of the Registrant's common stock contained in the Registrant's final prospectus filed on May 11, 1999 pursuant to Rule 424(b)(4) of the Securities Act.

      All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the
 Commission.   Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
 Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

 ITEM 4.        DESCRIPTION OF SECURITIES.

      Not applicable.

 ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not Applicable.

 ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

      Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

      - for any breach of the director's duty of loyalty to TheStreet.com or its stockholders;

      - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

      - under the section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

      - for any transaction from which the director derived an improper personal benefit.

 These provisions are permitted under Delaware law.

      Our Bylaws provide that:

      - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

      - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

      - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

      The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.
 In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.


 ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

      The shares to be sold under the reoffer prospectus were initially issued by the Registrant and were deemed exempt from registration under the Securities Act in reliance on either (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.


 ITEM 8.        EXHIBITS.

        3.1 Form of Amended and Restated Certificate of Incorporation of TheStreet.com.*

        3.2  Form of By-laws of TheStreet.com.*

        4.1   Form of TheStreet.com's Rights Plan.*

        4.2  Specimen Certificate for TheStreet.com's Common Stock.*

        5.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

        10.1 Amended and Restated 1998 Stock Incentive Plan.

        23.1 Consent of Arthur Andersen LLP.

        23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1 hereto).

        24.1 Power of Attorney (included on the Signature Page)

      _______________
      * Incorporated by reference to the Registrants' Registration Statement on Form S-1 (Registration Number 333-72799), as amended, originally filed with the Securities and Exchange Commission on February 23, 1999, and declared effective on May 10, 1999.

 ITEM 9.        UNDERTAKINGS.

      (a)       The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
      Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 3, 1999.

                              TheStreet.com, Inc.


                              By: /s/ Kevin W. English
                                 -------------------------------
                                 Name: Kevin W. English
                                 Title: Chief Executive Officer, President
                                        and Chairman of the Board of Directors

      Each person whose signature appears below hereby constitutes and appoints Kevin W. English and Michael S. Zuckert, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.



          SIGNATURE                        TITLE                     DATE
          ---------                        -----                     ----

/s/ Kevin W. English            Chief Executive Officer,       November 3, 1999
---------------------------     President and Chairman of
        Kevin W. English        the Board of Directors


/s/ Paul K. Kothari             Vice President and Chief       November 3, 1999
---------------------------     Financial Officer
        Paul K. Kothari

/s/ Dave Kansas                 Editor-in-Chief and            November 3, 1999
---------------------------     Director
        Dave Kansas

/s/ Michael S. Zuckert          Vice President and General     November 3, 1999
---------------------------     Counsel
        Michael S. Zuckert

/s/ James J. Cramer             Director                       November 3, 1999
---------------------------
        James J. Cramer

/s/ Martin Peretz               Director                       November 3, 1999
---------------------------
        Martin Peretz

/s/ Fred Wilson                 Director                       November 3, 1999
---------------------------
        Fred Wilson

/s/ Jerry Colonna               Director                       November 3, 1999
---------------------------
        Jerry Colonna

/s/ Edward F. Glassmeyer        Director                       November 3, 1999
---------------------------
        Edward F. Glassmeyer

/s/ Michael Golden              Director                       November 3, 1999
---------------------------
        Michael Golden



                               EXHIBIT INDEX

        Exhibit     Description of Exhibit
        -------     ----------------------
        3.1 Form of Amended and Restated Certificate of Incorporation of TheStreet.com.*

        3.2  Form of By-laws of TheStreet.com.*

        4.1  Form of TheStreet.com's Rights Plan.*

        4.2  Specimen Certificate for TheStreet.com's Common Stock.*

        5.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

        10.1 Amended and Restated 1998 Stock Incentive Plan.

        23.1 Consent of Arthur Andersen LLP.

        23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1 hereto).

        24.1 Power of Attorney (included on the Signature Page).

      _______________
      * Incorporated by reference to the Registrants' Registration Statement on Form S-1 (Registration Number 333-72799), as amended, originally filed with the Securities and Exchange Commission on February 23, 1999, and declared effective on May 10, 1999.